                            PRODUCT SUPPLY AGREEMENT

                                     between

                                  CYGNUS, INC.

                                       and

                          CONTRACT MANUFACTURING, INC.


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                            PRODUCT SUPPLY AGREEMENT

         This Agreement (the "Agreement") is made this 15th day of July 1997 ("Effective Date"), by and between Cygnus, Inc., a Delaware corporation("Cygnus"), and Contract Manufacturing, Inc. ("CMI"), a Michigan corporation, and is made with reference to the following facts.


          RECITALS

         A. Cygnus is in the course of developing a product for the non-invasive measurement of human blood glucose levels known as the "Glucowatch", and

         B. Two components of the Glucowatch are a Glucopad and a biosensor, and

         C. Cygnus desires to market to end users, packaged together, a Glucopad, physically contained within rails, known as a "corral" and a biosensor, and

         D. CMI is willing to accept, from sources of Cygnus' selection, supply of Glucopad material (supplied in rolls) and biosensors, and (i) manufacture finished Glucopads by cutting the Glucopad material and inserting the material into corrals which CMI would manufacture (ii) combine the pads and biosensors protected by suitable release liner backings, and (iii) supply the combination in final consumer protective packaging.

         WHEREFORE, the parties do hereby agree as follows:


1.       DEFINITIONS

         1.1. "CONSUMER PACKAGE UNIT" shall mean a single package which contains a Glucopad and a biosensor as more particularly specified in Exhibit 1.

         1.2. "GLUCOWATCH" shall mean Cygnus' Reverse Iontophoresis Product currently under development for the measurement of human blood glucose values and any modifications, improvements, evolutions, and for future versions thereof.

         1.3. "GLUCOPAD" shall mean laminate material, supplied in rolls cut into pads and placed within a corral as more particularly specified in Exhibit 1.

         1.4. "MANUFACTURING COST" for a Consumer Package Unit means the following costs (as determined in accordance with GAAP):
                  both direct and indirect costs specifically attributable to the production of such components (excluding , freight charges, sales taxes and duties). Direct costs are personnel, supplies, materials purchased by CMI, contracted and outside services costs specifically attributable to the applicable materials or activities. Raw Materials are not part of Manufacturing Cost. Indirect costs are (i) utility, facility-related and machine maintenance expenses and (ii) personnel, supplies and material expenses of internal services from other departments (including general management and administration), in each case, only to the extent specifically attributable to the applicable materials or activities.

         1.5. "TERM" shall mean the period beginning at the Effective Date of this Agreement and ending five years after the date of the first commercial sale of Consumer Package Units anywhere in the world.

         1.6. "RAW MATERIALS" shall mean those components required to build a Consumer Package Unit as set forth in the bill of materials specified in Exhibit 1.


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2.       PURCHASE AND SALE

         2.1. SUPPLY. For the Term hereof CMI agrees to supply Consumer Package Units to Cygnus as provided in this Agreement.

         2.2. PURCHASE PRICE. The purchase price for Consumer Package Units shall be [CONFIDENTIAL TREATMENT REQUESTED]:

         Annualized Production Volume:           Maximum
         Consumer Package Units/12 Month Period  Price/Consumer Package Unit
         --------------------------------------  ---------------------------

         [CONFIDENTIAL TREATMENT REQUESTED]  [CONFIDENTIAL TREATMENT REQUESTED]


         2.3. COST REDUCTION. CMI and Cygnus will work to reduce the cost of Consumer Package Units. Routine reductions in the Manufacturing Cost due to things such as volume increases or "learning curve" gains in efficiency will result in lower pricing according to Section 2.2 above. If CMI, through it's own effort, reduces the cost of the Consumer Package Units as a result of a capital improvement to the Equipment (as defined in Section 7.1 below), which proposal of such improvement shall be submitted to Cygnus in writing and approved by Cygnus in writing prior to implementation, the benefits from the cost reduction effort will be shared equally. In such instance of capital improvement to the Equipment, CMI's markup will be increased while the maximum price will be reduced accordingly in all annualized production volume ranges. All new pricing resulting from cost reduction efforts shall be amended to this Agreement.

         2.4. MATERIAL WASTAGE. CMI agrees that material wastage shall not exceed a maximum of [CONFIDENTIAL TREATMENT REQUESTED] for each item of material at the commencement of supply and shall not exceed a maximum of [CONFIDENTIAL TREATMENT REQUESTED] commencing [CONFIDENTIAL TREATMENT REQUESTED] after the commencement of supply. In the event wastage exceeds the maxima specified in this Section, Cygnus shall be entitled to a credit equal to the full cost of any wasted material in excess of the maxima specified above. Material wastage shall not include defective material supplied by vendors.

         2.5. MANUFACTURING REPORTS. Within fifteen (15) days of the end of each month, CMI shall provide Cygnus with a report, in an electronic format compatible to Cygnus' system, indicating for such month (i) the quantity of Consumer Package Units produced and shipped, (ii) the Manufacturing Cost of such Consumer Package Units (including quantity and cost for each component of such Manufacturing Cost), (iii) the amount of material wastage for each material, and (iv) such other information as shall be requested by Cygnus from time to time. CMI and Cygnus will work together to develop a method to transfer this information electronically. CMI will use a system that is compatible with Cygnus' system.


3. CONSUMER PACKAGE UNIT SPECIFICATIONS. Consumer Package Units shall conform to the specifications set forth in Exhibit 1, as amended from time to time ("Specifications"). Cygnus may modify the Specifications in Exhibit 1, from time to time in its sole discretion. It shall give written notice of any change in the Specifications to CMI, which change shall become effective within forty-five (45) days of such notice. All such changes shall be forwarded in writing by Cygnus to CMI to the attention of the Production Manager and the Quality Assurance Manager. Provided, however, if CMI in good faith determines that it would be commercially unreasonable to supply Consumer Package Units meeting any such changed Specification, it may give written notice of such inability to supply to Cygnus within fifteen (15) days of the change notice. Failure to give such notice within this fifteen (15) day period shall be deemed to be acceptance of the

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         Specification change. Upon giving of timely notice of such inability to supply, CMI shall be relieved of its obligation to accept orders according to the changed Specification.


4.       PURCHASES AND PURCHASE ORDER PROCEDURE

         4.1. ORDERS AND FORECASTS. With respect to Consumer Package Units which Cygnus wishes to purchase from CMI, prior to the first month in which annualized production volume reaches [CONFIDENTIAL TREATMENT REQUESTED] Consumer Package Units per year, Cygnus will order Consumer Package Units on a lot by lot basis. Cygnus shall deliver to CMI at least two (2) full months prior to the month in which it wishes to take delivery, Cygnus' firm order (which firm orders must be in writing) and requested delivery date ("Delivery Date") for a lot of Consumer Package Units. Immediately following the first month in which annualized production volume reaches [CONFIDENTIAL TREATMENT REQUESTED] Consumer Package Units per year, Cygnus shall deliver to CMI at least one (1) full month prior to the month in which it wishes to take delivery, Cygnus' firm order (which firm orders must be in writing) and requested delivery dates ("Delivery Dates") for such Consumer Package Units for the month and a forecast of its quantity requirements for such Consumer Package Units for the subsequent eleven (11) months. Thereafter, Cygnus shall deliver to CMI within five (5) days after the beginning of each calendar month, Cygnus' firm order and Delivery Dates for such Consumer Package Units for the next month and a forecast of its quantity requirements for such Consumer Package Units for the subsequent eleven (11) months. If a required forecast or order for a one (1) month period is not timely submitted for Consumer Package Units, the immediately preceding forecast for that month shall become the new forecast or order; if there is no preceding forecast for a month, the forecast or order for the immediately preceding month shall become the forecast or order. All forecasts are non-binding. All firm orders are binding.

         4.2. DELIVERY DATE. CMI will provide a firm scheduled delivery date and an order acknowledgment promptly after receipt of Cygnus' firm order. CMI will meet each firm scheduled delivery date, but will not be liable for failure to do so due to an event of force majeure (as defined in Section 15.11 below) or Cygnus' firm order not being received according to the provisions of 4.1 above. If an event of force majeure occurs, CMI may not reduce production or shipment of Consumer Package Units for Cygnus by any amount exceeding the amount of reduction caused by the force majeure event. Other than in the case of an event of force majeure or Cygnus' firm order not being received according to the provisions of 4.1 above, CMI shall be solely responsible for any costs associated with expediting materials in order to meet the scheduled delivery date for each firm order (including, without limitation, overtime charges, fees required to expedite materials or services used in manufacturing and incremental transportation costs), provided that Cygnus has complied with the terms of this Agreement in placing such order.

         4.3. TITLE AND RISK OF LOSS: PAYMENT. All shipments shall be FOB Origin, Prepaid and Charged Back. Title and risk of loss shall remain with CMI until Consumer Package Units have been delivered to a common carrier for shipment. All of CMI's costs for transportation, shipping and transportation insurance expenses shall be invoiced to and paid by Cygnus.

         4.4. PAYMENT. Prior to the first month in which the annualized production volume reaches [CONFIDENTIAL TREATMENT REQUESTED] Consumer Package Units per year, CMI shall invoice Cygnus for shipped Consumer Package Units, in accordance with Section 2. The payment terms for these shipments shall be [CONFIDENTIAL TREATMENT REQUESTED] upon receipt of CMI's order acknowledgment and invoice and [CONFIDENTIAL TREATMENT REQUESTED] within thirty (30) days of receipt of Consumer Package Units.

                  Immediately following the first month in which annualized production volume reaches [CONFIDENTIAL TREATMENT REQUESTED] Consumer Package Units per year, CMI shall


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                  invoice Cygnus for shipped Consumer Package Units in
                  accordance with Section 2 within thirty (30) days of shipment. Within thirty (30) days of receipt of Consumer Package Units, Cygnus shall pay CMI's invoice for Consumer Package Units.

         4.5. QUARTERLY RECONCILIATION. No later than ten (10) working days after the end of each of Cygnus' fiscal quarters during the Term hereof, CMI shall prepare a quarterly reconciliation of all Manufacturing Costs and Consumer Package Units provided by CMI to Cygnus. This information will be provided by CMI to Cygnus in an electronic format that is compatible with Cygnus' system.

         4.6. REIMBURSEMENT OF COST BY CYGNUS. In the event Cygnus has not provided CMI with any firm orders, as provided in Section 4.1, by [CONFIDENTIAL TREATMENT REQUESTED], Cygnus and CMI will develop a plan to reimburse CMI for costs incurred in order to maintain readiness of the manufacturing facility for a period of time to be determined by Cygnus.

         4.7. CONFLICTING TERMS. In ordering and delivering Consumer Package Units, CMI and Cygnus may use their standard forms, but nothing in such forms shall be construed to amend or modify the terms of this Agreement.


5.       QUALITY

         5.1 QUALITY CONTROL. Prior to each shipment of Consumer Package Units, CMI shall perform or cause to be performed quality control procedures that are calculated to verify that the units to be shipped conform with the Specifications for such Consumer Package Units as determined under Section 3 hereof. Each shipment of Consumer Package Units shall be accompanied by a Quality Assurance Analytical Certificate of Conformance ("Q.A. Certificate of Conformance").

         5.2. REJECTION. Cygnus shall have sixty (60) days following the day on which it receives a shipment to reject same because all or part of the shipment fails to conform to the applicable Specifications or otherwise fails to conform to the warranties given by CMI herein, by giving written notice to CMI specifying the manner in which all or part of such shipment fails to meet the foregoing requirements. If Cygnus timely rejects all or part of a shipment, CMI is responsible for replacing the defective units at its expense. CMI will be solely responsible for any transportation charges pertaining to the return and reshipping of rejected Consumer Product Units.

         5.3. LATENT DEFECTS. It is recognized that it is possible for a shipment of Consumer Package Units to have defects ("defects" meaning that such Consumer Package Units fail to conform to the applicable Specifications or otherwise fail to conform to the warranties given by CMI herein) which would not be discoverable upon reasonable physical inspection or testing (the "Latent Defects"). As soon as either party becomes aware of a Latent Defect in any lot or batch of Consumer Package Units, it shall immediately notify the other party and the lot or batch involved, at Cygnus' election, shall be deemed rejected as of the date of such notice. CMI shall be responsible for replacing all defective units involved at its expense and shall reimburse Cygnus for its costs of accepting returns from its customers and shall be responsible for all costs reasonably incurred by Cygnus in recalling the Consumer Package Units having Latent Defects. At its election, Cygnus may recover moneys to which it may become entitled under this Section by deducting same from amounts then due or that may subsequently become due to CMI from Cygnus hereunder.

         5.4. ISO 9002; QUALITY CONTROL SYSTEM. CMI shall obtain IS0 9002 certification of the facility used to manufacture Consumer Package Units no later than [CONFIDENTIAL TREATMENT REQUESTED]. CMI shall, at all times during the performance of its manufacturing and supply

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                  obligations under this Agreement, manufacture all Consumer
                  Package Units in compliance with, and maintain a quality control system that meets the requirements of, ISO 9002 and all applicable Good Manufacturing Practices which are in force or hereinafter adopted by the FDA or any successor agency thereto ("GMP"). CMI shall at all times take such additional measures as are necessary to maintain a quality control system designed to identify, correct and prevent quality deficiencies in the Consumer Package Units. CMI shall establish and maintain registration as a medical device manufacturer through the United States Food and Drug Administration.

         5.5. SUBCONTRACT MANUAL. In addition to ISO 9002 and GMP compliant procedures, CMI shall comply with such other quality requirements as may be set forth from time to time in Cygnus' Subcontract Manual for the Glucowatch.

         5.6. INSPECTION. Cygnus shall have the right to inspect the manufacturing and testing facilities of CMI from time to time during normal business hours in order to verify compliance with this Agreement.


6.       MINIMUM QUANTITIES

         6.1.     MINIMUM. [CONFIDENTIAL TREATMENT REQUESTED]

         6.2. REMEDY FOR FAILURE TO PURCHASE. If in any Minimum Year, Cygnus' firm orders shall require shipment of less than the Minimum during the Minimum year, CMI shall be entitled to a termination election ("Elective Termination") as provided herein. No later than April 15 following the Minimum Year in which the Minimum was not met, CMI may give written notice of Elective Termination to Cygnus. CMI's right to give notice of Elective Termination shall not extend beyond April 15 of any year in which it shall be entitled to give notice and any notice given untimely shall be void. Upon the giving of timely notice of Elective Termination, Cygnus shall be relieved of any requirements for firm orders under Section 4 hereof and shall have thirty days after receipt of the notice of Elective Termination to submit revised firm orders, which shall be binding on both parties for the period from the date of notice of Elective Termination through October 1 of that year.

6.3. EXCLUSIVENESS OF REMEDY. The sole remedy for CMI in the event of a failure to fulfill Minimums in a Minimum Year, shall be an election to terminate as provided in Section 6.2 above and, more particularly, CMI shall have no remedy for monetary damages of any kind, regardless of the cause of Cygnus' failure to meet Minimums. This Section shall not be construed to prevent CMI from recovering monetary damages on account of other breaches of this contract by Cygnus.


7.        SUPPLY SPECIFIC EQUIPMENT

         7.1. EQUIPMENT. "Equipment" shall mean those items of manufacturing equipment required to produce Consumer Package Units which cannot be reasonably accomplished by CMI's general production equipment.

         7.2. INSTALLATION AND MAINTENANCE OF EQUIPMENT. In the event Cygnus elects to provide such Equipment, it shall acquire the Equipment or otherwise obtain the Equipment and provide for shipping to CMI's facilities located at 4550 AIRWEST DR., SE. SUITE A, GRAND RAPIDS, MI 49512-3950 ("CMI's Premises"). CMI shall be obligated to bear all costs of tenant improvements, installation, qualification and acceptance of the Equipment. Thereafter, CMI shall be obligated to reasonably maintain the Equipment in accordance with any requirements set forth in the operating manuals for such Equipment. CMI shall be responsible for any and all damage to the Equipment, apart from normal wear and tear.

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         7.3.     TITLE: UCC FILINGS. Title to any Equipment provided by Cygnus hereunder shall remain with Cygnus or any party with whom Cygnus contracts to obtain the Equipment; CMI shall have no ownership interest in any Supply Specific Equipment or any replacement parts or components installed in the Equipment. Cygnus may display notice of its ownership of the Equipment by affixing to the Equipment an identifying label, or plate or any other indication of ownership and CMI shall not alter or remove any such identification. CMI shall cooperate with Cygnus and shall execute any documents, including UCC filings or other notices, as Cygnus may determine are advisable to document Cygnus' or third-party ownership in the Equipment. CMI shall cooperate with Cygnus to sign any and all security agreements, financing statements, or otherwise, in order to effectuate a bailment lien on the Equipment, and to file such documents at the proper location or locations.

         7.4. USE OF THE EQUIPMENT. CMI shall use Equipment provided by Cygnus solely for production of Consumer Package Units for Cygnus and for no other use. CMI is responsible for the operation of the Equipment after its delivery to, and installation at, CMI's Premises and the use of the Equipment shall be restricted solely to CMI unless Cygnus instructs otherwise in writing. CMI will use and operate the Equipment in a careful manner, will comply with all governmental laws and regulations related thereto, and will cause the Equipment to be operated in accordance with the applicable operating manuals. CMI will not make or authorize any change to the Equipment without the prior written consent of Cygnus. CMI shall only permit the Equipment to be operated by competent and qualified employees and shall ensure that the Equipment is not subject to careless or rough usage. The Equipment will not be moved from CMI's Premises without Cygnus' prior written consent.

         7.5. REMOVAL OF EQUIPMENT. At the end of the Term or following any termination, CMI shall provide Cygnus with reasonable access to its facilities, as Cygnus requires, to remove all Equipment from CMI's facilities. Cygnus shall have responsibility for any damage to CMI's facility arising from the removal of such Equipment.

         7.6. TAXES; PERMITS; FEES. CMI shall secure any and all necessary governmental or regulatory approvals or permits required by any law or regulation for the possession or operation of the Equipment. Cygnus is solely responsible for the payment of any and all required taxes or governmental fees incurred with respect to the Equipment during the Term. If any change is required in the Equipment during the bailment term to bring the Equipment into compliance with any new law or regulation applicable to the Equipment, CMI shall be responsible for implementing and Cygnus shall pay for the change required to make the Equipment comply with such requirements. CMI shall secure and pay for any necessary governmental or regulatory approvals or permits required by any law or regulation for the operation or maintenance of CMI's Premises. Taxes, Permits and Fees relating to the operation and maintenance of CMI's Premises are not to be included in the Manufacturing Cost.

         7.7. NO WARRANTY, NO LIABILITY FOR EQUIPMENT. THE PARTIES HERETO AGREE THAT THE EQUIPMENT IS LOANED WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. Cygnus shall not be liable for any loss or damage, including third party losses or claims, claimed to have resulted from the design, manufacture, testing, installation, warning, possession, or use of the Equipment regardless of the form of action, including, but not limited to, those claims based upon strict liability or negligence. Cygnus shall not be liable for loss of profit or other consequential damages resulting from the theft, destruction, breakdown, or disrepair of the Equipment or for the failure of the Equipment to operate properly.

         7.8. INSURANCE. During the Term, CMI shall maintain casualty, fire, and theft insurance on the

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                  Equipment in amounts deemed appropriate by Cygnus. The
                  proceeds of any such insurance coverage with respect to the Equipment shall be payable solely to Cygnus. CMI, at its own expense, shall obtain such additional insurance coverage on the Equipment or on CMI's Premises as CMI shall require. Upon Cygnus' request, CMI shall deliver copies of the policies and loss payable endorsements (in form satisfactory to Cygnus) to Cygnus.


8.       RAW MATERIALS.

         8.1. Cygnus will negotiate agreements with suppliers of Cygnus' choice for supply of Glucopad material (supplied in rolls) and biosensors ( materials to be used in the manufacture of Consumer Package Units ). Cygnus will provide CMI with a copy of the relevant supply agreements ("Master Supply Agreements"). CMI shall issue its own purchase orders directly to such suppliers, with a copy to Cygnus, and will reference the applicable Master Supply Agreements for terms and pricing.

         8.2. For any such materials that are purchased to enable CMI to fill firm orders, Cygnus shall pay CMI at least ten (10) days prior to the date upon which CMI must pay the supplier for such materials. If CMI acquires inventory in excess of the materials needed for firm orders it shall bear sole responsibility and risk with respect to such inventory, including without limitation the risk that such inventory could become obsolete. However, this paragraph shall not apply to the extent that such excess material obtained by CMI is pursuant to minimum requirements defined in a Master Supply Agreement. CMI shall be solely responsible for any transportation charges pertaining to the return and reshipping of any rejected materials.

9.       WARRANTY; INDEMNITY.

         9.1. CMI warrants (i) Consumer Package Units, when shipped to Cygnus, shall conform to the then in effect Specifications as determined under Section 3; (ii) Consumer Package Units, when shipped to Cygnus, shall conform with the information on the
                  Q. A. Certificate of Conformance sheet provided for the particular shipment and not contain any Latent Defects or any other defects in materials or workmanship; (iii) Consumer Package Units shall have been manufactured, stored and shipped in conformance with all applicable Good Manufacturing Practices which are in force or hereinafter adopted by the FDA or any successor agency thereto; (iv) Consumer Package Units shall not have been adultered; and (v) title to all Consumer Package Units shall be free of any security interest or encumbrance. CMI makes no warranty, expressed or implied, with respect to material supplied by vendors under the Master Supply Agreements including the warranty of merchantability.

         9.2. CMI agrees to defend Cygnus from, indemnify Cygnus and hold Cygnus harmless from any claim, demand, action, cause of action or suit (each a "Claim") related to or arising from any breach of the warranty set forth in Section 9.1, negligence on the part of CMI or defect in Consumer Package Units supplied by CMI. Provided, however as an exception to the foregoing right to defense and indemnity will be any claim, action or cause of action arising from a defect in a Consumer Package Unit, where such Consumer Package Unit, as supplied, was in full conformance with the warranty set forth in Section 9.1. CMI also agrees to defend Cygnus from, indemnify Cygnus and hold Cygnus harmless from any Claim arising out of or resulting from any injury to any person or damage to any property caused by the Supply Specific Equipment as a result of the testing , installation, insufficiency of any warnings thereon or of CMI's improper use of the Equipment. In the event Cygnus is served or is otherwise notified of any Claim under this Section 9.2, it shall notify CMI thereof and tender its defense to CMI who shall promptly undertake such defense with counsel mutually acceptable to both parties. Either party receiving an offer of settlement shall communicate such offer as soon as reasonably practicable to the other. In the event Cygnus enters into a settlement, without the prior consent of CMI, it will be deemed to

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                  have waived its right under this Section to be indemnified from any amounts it becomes obligated to pay under the terms of the settlement agreement.


10.      PATENT/INTELLECTUAL PROPERTY INDEMNITY.

         10.1. CMI agrees to defend Cygnus from, indemnify Cygnus and hold Cygnus harmless from any claim, demand, action, cause of action or suit related to or arising from any claim that the manufacturing processes used to produce Consumer Package Units (apart from the materials supplied by Cygnus) supplied by CMI infringe any patent or intellectual property right held by a third party. In the event Cygnus is served or is otherwise notified of any such claim, it shall notify CMI thereof and tender its defense to CMI who shall promptly undertake such defense with counsel mutually acceptable to both parties. Either party receiving an offer of settlement shall communicate such offer as soon as reasonably practicable to the other. In the event Cygnus enters into a settlement, without the prior consent of CMI, it shall be deemed to have waived its right under this Section to be indemnified from any amounts it becomes obligated to pay under the terms of such settlement agreement.


11.      SECONDARY FACILITIES.

         11.1. The parties agree that Cygnus may establish one or more of its own facilities ("Secondary Facilities") to produce Consumer Package Units or components thereof. CMI hereby grants to Cygnus a fully paid-up, royalty-free, worldwide, perpetual license under its intellectual property rights in CMI Technology (as defined below) for the purpose of making, having made and marketing Consumer Package Units and components thereof. For the purposes of this Section 11, "CMI Technology" shall mean any invention (whether or not patentable), idea, process, formula, know-how and/or software owned, licensed or controlled by CMI during the term of this Agreement, that is or will be necessary or useful to Cygnus in the production of Consumer Package Units or components thereof.

         11.2. To carry out the physical transfer of CMI Technology from CMI to Cygnus, CMI shall, as requested from time to time by Cygnus, disclose to Cygnus in tangible form the CMI Technology. To carry out the transfer of CMI Technology that cannot be provided in tangible form (for instance, certain "know-how"), CMI shall, as soon as reasonably practicable after a request from Cygnus from time to time, disclose such CMI Technology to employees and contractors of Cygnus through consultation at Cygnus' Secondary Facilities. In connection with such technology transfer, Cygnus shall compensate CMI for time of its employees and for the reasonable direct costs of travel to the Secondary Facilities, as approved in advance by Cygnus.


12.      INTELLECTUAL PROPERTY OWNERSHIP AND CONFIDENTIALITY.

         12.1. OWNERSHIP. As between the parties, each party will be the sole owner of the intellectual property rights in any invention of which only its employees and its third party contractors are inventors and each party will jointly own the intellectual property rights in all inventions of which both parties' employees or contractors are joint inventors, except that intellectual property rights with respect to inventions which claim or relate in any way to (i) [CONFIDENTIAL TREATMENT REQUESTED], (ii) [CONFIDENTIAL TREATMENT REQUESTED], (iii) [CONFIDENTIAL TREATMENT REQUESTED], (iii) [CONFIDENTIAL TREATMENT REQUESTED], (iv) [CONFIDENTIAL TREATMENT REQUESTED], will be solely owned by Cygnus. Any assignments necessary to accomplish the foregoing are hereby made and each party will execute such further documents as may be reasonably requested by the other with respect thereto.

         12.2. CONFIDENTIALITY. Each party agrees that all inventions (whether or not patentable), trade secrets, ideas, processes, formulas, materials, chemicals, technology, know-how and all other business, technical and financial information it obtains from the other are the confidential property of the disclosing party ("Proprietary Information" of the disclosing party). Except as expressly allowed in this Agreement, the receiving party will hold in confidence and not use or disclose any Proprietary Information of the disclosing party during the term of this Agreement and for a period of five (5) years after the end of the Supply Terms of this Agreement, and its employees shall be similarly bound. The receiving party shall not be obligated under this Section with respect to any information the receiving party can document:

                                    a)  Is or has become readily publicly
                                        available through no fault of the
                                        receiving party or its employees or
                                        agents; or

                                    b)  Is received from a third party lawfully
                                        in possession of such information and
                                        lawfully empowered to disclose such
                                        information and provided the receiving
                                        party abides by all restrictions, if
                                        any, imposed by such third party; or

                                    c)  Was rightfully in the possession of the
                                        receiving party prior to its disclosure
                                        by the other party provided the
                                        receiving party abides by all
                                        restrictions, if any, imposed on its
                                        possession of such information; or

                                    d)  Was independently developed by
                                        employees or consultants of the
                                        receiving party without use of or
                                        access to Proprietary Information of
                                        the disclosing party; or

                                    e)  Is required to be disclosed to a
                                        governmental entity or agency in
                                        connection with seeking any
                                        governmental or regulatory
                                        registration, approval or license, or
                                        pursuant to the lawful requirement or
                                        request of a governmental entity or
                                        agency, provided that reasonable
                                        measures are taken to obtain
                                        confidential treatment thereof and to
                                        guard against further disclosure.

         12.3. Nothing in Section 12.1 or 12.2 shall prevent Cygnus from utilizing in the manufacture by Cygnus itself or with a third-party of Consumer Package Units or any other product using Proprietary Information which Cygnus learned, received or otherwise acquired from CMI.


13. RECORDS AND AUDIT RIGHT. Both parties shall keep complete and accurate books and records reflecting all information necessary or useful in verifying the accuracy of any payment made hereunder. Each party shall have the right to hire an independent certified public accountant to inspect all such records so required to be kept by the other (which accountant shall agree in writing to keep all information confidential except as needed to disclose any discovered discrepancies); provided, such audit (i) is conducted during normal business hours, (ii) is conducted no more often than once per year (unless a discrepancy greater than seven percent (7%) is discovered in favor of the auditing party), and (iii) is conducted only after the auditing party has given ten (10) days prior written notice to the audited party. The auditing party shall bear the full cost and expense of such audit. Regardless of the amount of discrepancy discovered, all discrepancies (and interest thereon) shall be immediately due and payable by the party found to have caused the discrepancy. All books and records relating to either party's obligations under this Agreement shall be retained by such party for five years after the Term has expired.


14.      TERMINATION

         14.1. TERMINATION. This Agreement may be terminated in its entirety by a party immediately upon the occurrence of any of the following events:

                  14.1.1. If the other ceases to do business, or otherwise terminates its business operations;

                  14.1.2. If the other shall fail to promptly secure or renew any license, registration, permit, authorization or approval necessary for the conduct of its business in the manner contemplated by this Agreement, or if any such license, registration, permit, authorization or approval is revoked or suspended and not reinstated within sixty (60) days or if reinstatement is not possible within sixty (60) days, or if diligent efforts are not being made to effect such reinstatement;

                  14.1.3. If the other materially breaches any material provision of this Agreement and fails to cure such breach within sixty (60) days (except immediately in the case of a breach of Section 12.2) of written notice describing the breach; or

                  14.1.4. If the other shall seek protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within one hundred and twenty (120) days).

         14.2. NO LIABILITY FOR TERMINATION. Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such party which complies with the terms of this Agreement, whether or not such party is aware of any such damage, loss or expenses.

         14.3. EFFECT OF TERMINATION. In addition to provisions that by their terms survive termination, the following provisions shall survive the termination of this Agreement: Sections 4.4, 7, 8.2, 9, 10, 12, 13 and 15. Remedies for all breaches hereunder will also survive. Each party will promptly return all Proprietary Information of the other (and all copies and abstracts thereof, except that one (I) copy may be retained and shall be kept in its legal archives for legal record keeping purposes only) that it is not entitled to under the surviving terms of this Agreement.

         14.4. TERMINATION NOT SOLE REMEDY. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available.


15.      GENERAL.

         15.1. AMENDMENT AND WAIVER. Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in any particular instance and either retroactively or prospectively) only with the written consent of the parties. However, it is the intention of the parties that this Agreement be controlling over additional or different terms of any purchase order, confirmation, invoice or similar document, even if accepted in writing by both parties, and that waivers and amendments of any provision of this Agreement shall be effective only if made by non-pre-printed agreements signed by both parties and clearly understood by both parties to be an amendment or waiver. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

         15.2. GOVERNING LAW AND LEGAL ACTIONS. This Agreement shall be governed by and construed under the laws of the State of California and the United States without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods. The sole jurisdiction and venue for actions related to the subject matter hereof shall be the state and U.S. federal courts located in San Francisco, California. Both parties consent to the jurisdiction of such courts and agree that process may be served in the manner provided herein for giving of notices or otherwise as allowed U.S. federal law or the laws of California. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorney's fees.

         15.3. HEADINGS. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

         15.4. NOTICES. Any notice or other communication required or permitted to be made or given to either party under this Agreement shall be deemed sufficiently made or given on the date of delivery if delivered in person or by overnight commercial courier service with tracking capabilities with costs prepaid, or three (3) days after the date of mailing if sent by certified first class U.S. mail, return receipt requested and postage prepaid, at the address of the parties set forth below or such other address as may be given from time to time under the terms of this notice provision:


                  If to CMI:

                                    Contract Manufacturing, Inc.
                                    4550 Airwest Dr., SE, Suite A
                                    Grand Rapids, MI 49512-3950

                                    Attention:       Jack Sauer

                  If to Cygnus:
                                    Cygnus, Inc.
                                    400 Penobscot Drive
                                    Redwood City, California 94063

                                    Attention:       Director, Materials


         15.5. ENTIRE AGREEMENT. This Agreement (and all Exhibits hereto) constitutes the entire understanding and agreement with respect to the subject matter hereof and supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom.

         15.6. SEVERABILITY. If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

         15.7. BASIS OF BARGAIN. Each party recognizes and agrees that the warranty disclaimers and liability and remedy limitations in this Agreement are material bargained for bases of this Agreement and that they have been taken into account and reflected in determining the consideration to be given by each party under this Agreement and in the decision by each party to enter into this Agreement.

         15.8. RELATIONSHIP OF PARTIES. The parties hereto expressly understand and agree that the other is an independent contractor in the performance of each and every part of this Agreement and is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith.

         15.9. ASSIGNMENT. This Agreement and the rights and obligations hereunder are not transferable or assignable by either party without the prior written consent of the other party, except for rights to payment and except to a person or entity who acquires all or substantially all of a party's stock, assets or business to which this Agreement pertains, whether by sale, merger, acquisition or otherwise.

         15.10. PUBLICITY AND PRESS RELEASES. Except to the extent necessary under applicable laws or for ordinary marketing purposes, the parties agree that no press releases or other publicity relating to the substance of the matters contained herein will be made without approval by both parties. A press release announcing this Agreement will be jointly developed and released by the parties.

         15.11. FORCE MAJEURE. No liability or loss of rights hereunder shall result to either party from delay or failure in performance caused by an event of force majeure (that is, circumstances beyond the reasonable control of the party affected thereby, including, without limitation, acts of God, fire, flood, war, government action, strikes, lockouts or other serious labor disputes and vendors inability to supply material due to such events.) for so long as such event of force majeure continues in effect.

         15.12. REMEDIES. Except as otherwise expressly stated in this Agreement, the rights and remedies of a party set forth herein with respect to failure of the other to comply with the terms of this Agreement (including, without limitation, rights of full termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

CYGNUS, INC.                                CONTRACT MANUFACTURING, INC.


By:  /s/ Gregory B. Lawless                 By: /s/ Jack Sauer
   -------------------------------              -------------------------------

Name: G.B. Lawless                          Name: Jack Sauer
    ------------------------------                -----------------------------

Title: President & CEO                     Title: President (CEO/COO)
      -----------------------------               ------------------------------

                                    EXHIBIT 1

                       [CONFIDENTIAL TREATMENT REQUESTED]





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